STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,
DEPOSITOR

DEUTSCHE BANK NATIONAL TRUST COMPANY
TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
MASTER SERVICER AND SECURITIES ADMINISTRATOR

and

MORTGAGEIT, INC.
SELLER AND COMPANY

_________________________________

AMENDMENT NO. 1 dated as of
June 19, 2006 to the

POOLING AND SERVICING AGREEMENT

Dated as of November 1, 2005

_________________________________

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
MortgageIT Trust 2005-AR1,
Mortgage Pass-Through Certificates, Series 2005-AR1

AMENDMENT NO. 1 made as of this 19 day of June 2006, among Structured Asset Mortgage Investments II Inc., as depositor (the “Depositor”), Wells Fargo Bank, N.A, as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”), Deutsche Bank National Trust Company, as trustee (the “Trustee”) and MortgageIT, Inc., as seller (the “Seller”) and company (the “Company”).

W I T N E S S E T H

WHEREAS, the Depositor, the Trustee, the Master Servicer, the Securities Administrator, the Seller and the Company have entered into a Pooling and Servicing Agreement (the “Agreement”) dated as of November 1, 2005, relating to the issuance of MortgageIT Trust 2005-AR1 Mortgage Pass-Through Certificates, Series 2005-AR1; and

WHEREAS, the Depositor, the Trustee, the Master Servicer, the Securities Administrator, the Seller and the Company desire to amend the terms of the Agreement to correct any mistake or cure any ambiguity pursuant to and in accordance with Section 11.02(a) of the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein, the Depositor, the Trustee, the Master Servicer, the Securities Administrator, the Seller and the Company agree as follows:

1.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.  Section 3.15(a) shall be deleted in its entirety and replaced with the following:

“In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the Servicing Agreement, cause the Servicer to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the Servicer to protect and conserve, such REO Property in the manner and to the extent required by the Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.”

IN WITNESS WHEREOF, the Depositor, the Trustee, the Master Servicer, the Servicer, the Securities Administrator and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By: /s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By: /s/ Barbara Campbell
Name: Barbara Campbell
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer

By: /s/ Dawn Hammond
Name: Dawn Hammond
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By: /s/ Dawn Hammond
Name: Dawn Hammond
Title: Vice President

MORTGAGEIT, INC. as Seller

By: /s/ Robert A. Gula
Name: Robert A. Gula
Title: Chief Financial Officer

MORTGAGEIT, INC. as Company

By: /s/ Robert A. Gula
Name: Robert A. Gula
Title: Chief Financial Officer